Exhibit 3.2

CERTIFICATE OF DESIGNATIONS OF
4.25% CONVERTIBLE PERPETUAL PREFERRED STOCK

of

CELANESE CORPORATION

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

The undersigned, David N. Weidman, Chief Executive Officer and President and Corliss J. Nelson, Chief Financial Officer of Celanese Corporation, a Delaware corporation (hereinafter called the “Corporation”), do hereby certify that the Board of Directors of the Corporation (the “Board of Directors”), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, hereby makes this Certificate of Designations (this “Certificate”) and hereby state and certify that pursuant to the authority expressly vested in the Board of Directors by the Second Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Second Amended and Restated Certificate of Incorporation”), the Board of Directors duly adopted the following resolutions:

RESOLVED, that, pursuant to Article IV of the Second Amended and Restated Certificate of Incorporation (which authorizes 100,000,000 shares of Preferred Stock, $0.01 par value per share), and the authority conferred on the Board of Directors, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of preferred stock as follows:

1.     Number and Designation.  9,600,000 shares of the preferred stock of the Corporation shall be designated as “4.25% Convertible Perpetual Preferred Stock” (the “Preferred Stock”).

2.     Certain Definitions.  As used in this Certificate, the following terms shall have the meanings defined in this Section 2.  Any capitalized term not otherwise defined herein shall have the meaning set forth in the Second Amended and Restated Certificate of Incorporation, unless the context otherwise requires:

“Additional Shares” shall have the meaning assigned to it in Section 8 hereof.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Members” shall have the meaning assigned to it in Section 16(a) hereof.

“Board of Directors” means either the board of directors of the Corporation or any duly authorized committee thereof.

“Business Day” means any day other than a Saturday, Sunday or a day on which state or U.S. federally chartered banking institutions in New York, New York are not required to be open.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“Certificate” means this Certificate of Designations.

“Closing Sale Price” of the shares of Common Stock or other Capital Stock or similar equity interests on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the New York Stock Exchange or such other national or regional exchange or market on which shares of Common Stock or such other Capital Stock or similar equity interests are then listed or quoted.  In the absence of such quotations, the Board of Directors shall be entitled to determine the Closing Sale Price on the basis it considers appropriate, which determination shall be conclusive.  The Closing Sale Price shall be determined without reference to any extended or after hours trading.

“Common Stock” means any stock of any class of the Corporation that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and that is not subject to redemption by the Corporation; provided however that references to Common Stock herein shall be deemed to exclude any outstanding shares of Series B Common Stock.  Subject to the provisions of Section 10, however, shares issuable on conversion or redemption of the Preferred Stock shall include only shares of the Series A Common Stock, par value $.0001 per share, or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.  From and after the time that shares of Preferred Stock are convertible into shares of Public Acquirer Common Stock pursuant to Section 8(b)(v), references to Common Stock herein shall, as applicable, become references to such Public Acquirer Common Stock.

“Conversion Agent” shall have the meaning assigned to it in Section 18(a) hereof.

“Conversion Price” per share of Preferred Stock means, on any date, the Liquidation Preference divided by the Conversion Rate in effect on such date.

“Conversion Rate” per share of Preferred Stock means 1.25 shares of Common Stock, subject to adjustment pursuant to Section 9 hereof.

“Corporation” shall have the meaning assigned to it in the preamble to this Certificate, and shall include any successor to such Corporation.

“Current Market Price” shall mean the average of the daily Closing Sale Prices per share of Common Stock for each of the ten consecutive Trading Days ending on the earlier of such date of determination and the day before the “ex-date” with respect to the issuance, distribution, subdivision or combination requiring such computation.  For purpose of this paragraph, the term “ex-date,” (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution, and (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades, regular way, on such exchange or in such market after the time at which such subdivision or combination becomes effective.  If another distribution to which Section 9(d) applies occurs during the period applicable for calculating “Current Market Price” pursuant to this definition, the “Current Market Price” shall be calculated for such period in a manner determined by the Board of Directors to reflect the impact of such issuance, distribution, subdivision or combination on the Closing Sale Price of the Common Stock during such period.

“Depositary” means DTC or its successor depositary.

“Designated Event” means an event that shall be deemed to have occurred upon a Fundamental Change or a Termination of Trading.

“Designated Event Redemption Date” shall have the meaning assigned to it in Section 12 hereof.

“Dividend Payment Date” means February 1, May 1, August 1 and November 1 of each year, commencing May 1, 2005, or if any such date is not a Business Day, on the next succeeding Business Day.

“Dividend Period” shall mean the period beginning on, and including, a Dividend Payment Date and ending on, and excluding, the immediately succeeding Dividend Payment Date.

“DTC” shall mean The Depository Trust Company, New York, New York.

“Effective Date” shall have the meaning assigned to it in Section 8 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the amount which a willing buyer would pay a willing seller in an arm’s-length transaction.

“Fundamental Change” shall mean any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which 90% or more of the Common Stock of the Corporation is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not at least 90% shares of common stock that (i) is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or (ii) is approved, or immediately after the transaction or event will be approved, for quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

“Global Preferred Shares” shall have the meaning assigned to it in Section 16(a) hereof.

“Global Shares Legend” shall have the meaning assigned to it in Section 16(a) hereof.

“Junior Stock” shall have the meaning assigned to it in Section 3(a) hereof.

 “Liquidation Preference” shall have the meaning assigned to it in Section 5(a) hereof.

“Officer” means the Chairman of the Board, a Vice Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Corporation.

“Outstanding” means, when used with respect to Preferred Stock, as of any date of determination, all shares of Preferred Stock outstanding as of such date; provided, however, that, if such Preferred Stock is to be redeemed, notice of such redemption has been duly given pursuant to this Certificate and the Paying Agent holds, in accordance with this Certificate, money or shares of Common Stock sufficient to pay the Redemption Price for the shares of Preferred Stock to be redeemed, then immediately after such Redemption Date such shares of Preferred Stock shall cease to be Outstanding; provided further that, in determining whether the holders of Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Preferred Stock owned by the Corporation or its Affiliates shall be deemed not to be Outstanding, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Preferred Stock which the Registrar has actual knowledge of being so owned shall be deemed not to be Outstanding.

“Parity Stock” shall have the meaning assigned to it in Section 3(b) hereof.

“Paying Agent” shall have the meaning assigned to it in Section 18(a) hereof.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” shall have the meaning assigned to it in the recitals to this Certificate.

“Preferred Stock Director” shall have the meaning assigned to it in Section 13(c) hereof.

“Public Acquirer Fundamental Change” means any Fundamental Change that would otherwise obligate the Corporation to increase the Conversion Rate as described in Section 8(b) where the acquirer has a class of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change (the ‘‘Public Acquirer Common Stock’’). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have Public Acquirer Common Stock if a corporation that directly or indirectly owns at least a majority of the acquirer, has a class of common stock satisfying the foregoing requirement, and all references to Public Acquirer Common Stock will refer to such class of common stock. Majority owned for these purposes means having the ‘‘beneficial ownership’’ (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

 “Record Date” means (i) with respect to the dividends payable on February 1, May 1, August 1 and November 1 of each year, January 15, April 15, July 15 and October 15 of each year, respectively, or such other record date, not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors and (ii) solely for the purpose of adjustments to the Conversion Rate pursuant to Section 9 with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Redemption Date” means a date that is fixed for redemption of the Preferred Stock by the Corporation in accordance with Section 6 hereof.

“Redemption Price” means an amount equal to the Liquidation Preference per share of Preferred Stock being redeemed, plus an amount equal to any accumulated and unpaid dividends, (whether or not declared), thereon to, but excluding, the Redemption Date; provided that if the Redemption Date shall occur after a Record Date and before the related Dividend Payment Date, the Redemption Price shall be only an amount equal to the Liquidation Preference per share of Preferred Stock being redeemed and will not include any amount in respect of dividends declared and payable on such corresponding Dividend Payment Date.

“Registrar” shall have the meaning assigned to it in Section 14 hereof.

“Rights” shall have the meaning assigned to it in Section 11 hereof.

“Rights Plan” shall have the meaning assigned to it in Section 11 hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Stock” shall have the meaning assigned to it in Section 3(c) hereof.

“Series B Common Stock” means the shares of Series B Common Stock, par value $.0001, of the Corporation.

“Series B Common Stock Dividends” means the mandatory cash and stock dividends to be paid to the holders of Series B Common Stock as required by Article IV, Section 4.3(b)(ii) of the Second Amended and Restated Certificate of Incorporation.

“Stock Price” shall have the meaning assigned to it in Section 8 hereof.

“Subsidiary” means (a) a corporation, a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly owned by the Corporation, by one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation, (b) a partnership in which the Corporation or a Subsidiary of the Corporation holds a majority interest in the equity capital or profits of such partnership, or (c) any other Person (other than a corporation) in which the Corporation, a Subsidiary of the Corporation or the Corporation and one or more Subsidiaries of the Corporation, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such person.

“Termination of Trading” shall mean that shares of Common Stock of the Corporation (or other shares of common stock into which the Preferred Stock is then convertible) are neither listed for trading on a United States national or regional securities exchange nor approved for quotation on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

“Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on Nasdaq or, if the Common Stock is not quoted on Nasdaq, on the principal other market on which the Common Stock is then traded.

“Transfer Agent” shall have the meaning assigned to it in Section 14 hereof.

3.     Rank. The Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank:

(a)   senior to the Common Stock, the Series B Common Stock and any other class or series of Capital Stock of the Corporation, the terms of which provide that such class or series ranks junior to the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Junior Stock”);

(b)   on a parity with any other class or series of Capital Stock of the Corporation, the terms of which provide that such class or series ranks on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Parity Stock”);

(c)   junior to each class or series of Capital Stock of the Corporation, the terms of which do not expressly provide that such class or series ranks junior to or on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Senior Stock”);

(d)   junior to all existing and future debt obligations of the Corporation; and

(e)   junior to all Subsidiaries’ (i) existing and future liabilities and (ii) capital stock held by parties other than the Corporation.

4.     Dividends.  (a) Holders of Preferred Stock shall be entitled to receive, when, as and if, declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends on each outstanding share of Preferred Stock at the annual rate of 4.25% of the Liquidation Preference per share; provided however that such holders will not be entitled to receive any dividends that may be declared by the Board of

Directors to the holders of Common Stock unless the shares of Preferred Stock have been converted to Common Stock as set forth in Section 7 hereof prior to or on the record date for the payment of such dividends.  Such dividends shall be payable in arrears in equal amounts quarterly on each Dividend Payment Date, beginning May 1, 2005, in preference to and in priority over dividends on any Junior Stock but subject to the rights of any holders of Senior Stock or Parity Stock.

(b)   Dividends shall be cumulative from the initial date of issuance or the last Dividend Payment Date for which accumulated dividends were paid, whichever is later, whether or not funds of the Corporation are legally available for the payment of such dividends and whether or not the Board of Directors declares the dividends.  Each such dividend shall be payable to the holders of record of shares of the Preferred Stock, as they appear on the Corporation’s stock register at the close of business on a Record Date.  Accumulated and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

(c)   Accumulated and unpaid dividends for any past Dividend Period (whether or not declared) shall cumulate at the annual rate of 4.25% and shall be payable in the manner set forth in this Section 4.

(d)   The amount of dividends payable for each full Dividend Period for the Preferred Stock shall be computed by dividing the annual dividend rate by four.  The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Preferred Stock shall be computed on the basis of 30-day months and a 12-month year.  Holders of Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Preferred Stock.

(e)   No dividend shall be declared or paid, or funds set apart for the payment of any dividend or other distribution, whether in cash, obligations or shares of Capital Stock of the Corporation or other property, directly or indirectly, upon any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, repurchased or otherwise acquired for consideration by the Corporation or any of its subsidiaries through a sinking fund or otherwise, unless all accumulated and unpaid dividends through the most recent Dividend Payment Date (whether or not there are funds of the Corporation legally available for the payment of dividends) on the shares of Preferred Stock and any Parity Stock for all preceding dividend periods have been paid in full or set apart for payment and except for the Series B Common Stock Dividends; provided, however, that, notwithstanding any provisions of this Section 4(e) to the contrary, the Corporation or any of its subsidiaries may redeem, repurchase or otherwise acquire for consideration Junior Stock or Parity Stock with Junior Stock or pursuant to a purchase or exchange offer made on the same terms to all holders of Preferred Stock and such Parity Stock.  When dividends are not paid in full, as aforesaid, upon the shares of Preferred Stock, all dividends declared on the Preferred Stock and any other Parity Stock shall be paid pro rata so that the amount of dividends so declared on the shares of Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of Preferred Stock and such class or series of Parity Stock bear to each other.

5.     Liquidation Preference.  (a) In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, holders of Preferred Stock shall be entitled to receive $25.00 per share of Preferred Stock (the “Liquidation Preference”) plus an amount equal to all dividends (whether or not declared) accumulated and unpaid thereon to the date of final distribution to such holders, but shall not be entitled to any further payment or other participation in any distribution of the assets of the Corporation.  If, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the Corporation’s assets, or proceeds thereof, distributable among the holders of Preferred Stock are insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Preferred Stock and any other Parity Stock equally and ratably in proportion to the respective amounts that would be payable on such shares of Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

(b)   Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation’s property or assets, nor the consolidation, merger or amalgamation of the Corporation with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

(c)   Subject to the rights of the holders of any Parity Stock, after payment has been made in full to the holders of the Preferred Stock, as provided in this Section 5, holders of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Preferred Stock shall not be entitled to share therein.

6.     Optional Redemption of the Preferred Stock.  Shares of Preferred Stock shall be redeemable at the option of the Corporation in accordance with this Section 6.

(a)   The Corporation may not redeem any shares of Preferred Stock before February 1, 2010.  On or after February 1, 2010, the Corporation shall have the option to redeem, subject to Section 6(l) hereof, (i) some or all the shares of

Preferred Stock at the Redemption Price, but only if the Closing Sale Price of the Common Stock for 20 Trading Days within a period of 30 consecutive Trading Days ending on the Trading Day prior to the date the Corporation gives notice of such redemption pursuant to this Section 6 exceeds 130% of the Conversion Price in effect on each such Trading Day or (ii) all the Outstanding shares of Preferred Stock at the Redemption Price, but only if on any Dividend Payment Date, the total number of Outstanding shares of Preferred Stock is less than 15% of the total number of Outstanding shares of Preferred Stock on February 1, 2005.

(b)   In the event the Corporation elects to redeem shares of Preferred Stock, the Corporation shall:

(i)    send a written notice to the Registrar and Transfer Agent of the Redemption Date, stating the number of shares to be redeemed and the Redemption Price, at least 35 days before the Redemption Date (unless a shorter period shall be satisfactory to the Registrar and Transfer Agent);

(ii)   send a written notice by first class mail to each holder of record of the Preferred Stock at such holder’s registered address, not fewer than 20 nor more than 90 days prior to the Redemption Date stating:

(A)  the Redemption Date;

(B)   the Redemption Price ~~and whether such Redemption Price will be paid in cash, shares of Common Stock, or, if a combination thereof, the percentages of the Redemption Price in respect of which the Corporation will pay in cash and shares of Common Stock~~;

(C)   the Conversion Price and the Conversion Ratio;

(D)  the name and address of the Paying Agent and Conversion Agent;

(E)   that shares of Preferred Stock called for redemption may be converted at any time before 5:00 p.m., New York City time on the Business Day immediately preceding the Redemption Date;

(F)   that holders who want to convert shares of the Preferred Stock must satisfy the requirements set forth in Section 7 of this Certificate;

(G)   that shares of the Preferred Stock called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(H)  if fewer than all the Outstanding shares of the Preferred Stock are to be redeemed by the Corporation, the number of shares to be redeemed;

(I)    that, unless the Corporation defaults in making payment of such Redemption Price, dividends in respect of the shares of Preferred Stock called for redemption will cease to accumulate on and after the Redemption Date;

(J)    the CUSIP number of the Preferred Stock; and

(K)  any other information the Corporation wishes to present; and

(iii)  (A) publish the information set forth in Section 6(b)(ii) once in a daily newspaper printed in the English language and of general circulation in the Borough of Manhattan, The City of New York, (B) issue a press release containing such information and (C) publish such information on the Corporation’s web site on the World Wide Web.

~~(c)~~   The Redemption Price shall be payable~~, at the Corporation’s election, in cash, shares of Common Stock, or a combination of cash and shares of Common Stock; provided that the Corporation shall not be permitted to pay all or any portion of the Redemption Price in shares of Common Stock unless:~~

(i)    ~~the Corporation shall have given timely notice pursuant to Section 6(b) hereof of its intention to redeem all or a specified percentage of the Preferred Stock with shares of Common Stock as provided herein;~~

(ii)   ~~the Corporation shall have registered such shares of Common Stock under the Securities Act and the Exchange Act, in each case, if required;~~

(iii)  ~~such shares of Common Stock have been listed on a United States national securities exchange or have been quoted in an inter-dealer quotation system of any registered United States national securities association; and~~

(iv)  ~~any necessary qualification or registration under applicable state securities laws has been obtained, if required, or an exemption therefrom is available.~~

~~If the foregoing conditions are not satisfied with respect to any holder or holders of Preferred Stock prior to the close of business on the last day prior to the Redemption Date and the Corporation has elected to redeem the Preferred Stock pursuant to this Section 6 through the issuance of shares of Common Stock, then, notwithstanding any election by the Corporation to the contrary, the Corporation shall pay the entire Redemption Price of the Preferred Stock of such holder or holders in cash.~~

(d)   Payment of the specified portion of the Redemption Price in shares of Common Stock pursuant to Section 6(c) hereof shall be made by the issuance of a number of shares of Common Stock equal to the quotient obtained by dividing (i) the portion of the Redemption Price, as the case may be, to be paid in shares of Common Stock by (ii) 97.5% of the average of the Closing Sale Prices of the Common Stock for the ten Trading Days ending on the fifth Trading Day prior to the Redemption Date (appropriately adjusted to take into account the occurrence during such period of any event described in Section 9).  The Corporation shall not issue fractional shares of Common Stock in payment of the Redemption Price.  Instead, the Corporation shall pay cash based on the Closing Sale Price of the Common Stock on the Redemption Date for all fractional shares. Upon determination of the actual number of shares of Common Stock to be issued upon redemption of the Preferred Stock, the Corporation shall be required to disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on the Corporation’s web site or through such other public medium as the Corporation may use at that time.

(e)   If the Corporation gives notice of redemption, then, by 12:00 p.m., New York City time, on the Redemption Date, to the extent sufficient funds are legally available, the Corporation shall, with respect to:

(i)    shares of the Preferred Stock held by DTC or its nominees, deposit or cause to be deposited, irrevocably with DTC cash or shares of Common Stock, as applicable, sufficient to pay the Redemption Price and shall give DTC irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Preferred Stock; and

(ii)   shares of the Preferred Stock held in certificated form, deposit or cause to be deposited, irrevocably with the Paying Agent cash or shares of Common Stock, as applicable, sufficient to pay the Redemption Price and shall give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Preferred Stock upon surrender of their certificates evidencing their shares of the Preferred Stock.

(f)    If on the Redemption Date, DTC and/or the Paying Agent holds or hold money or shares of Common Stock, as applicable, sufficient to pay the Redemption Price for the shares of Preferred Stock delivered for redemption as set forth herein, dividends shall cease to accumulate as of the Redemption Date on those shares of the Preferred Stock called for redemption and all rights of holders of such shares shall terminate, except for the right to receive the Redemption Price pursuant to this Section 6 and the right to convert such shares of Preferred Stock as provided in Section 7(a) hereof ( to the extent the holder does not receive the Redemption Price).

(g)   Payment of the Redemption Price for shares of the Preferred Stock is conditioned upon book-entry transfer or physical delivery of certificates representing the Preferred Stock, together with necessary endorsements, to the Paying Agent at any time after delivery of the notice of redemption.

(h)   Payment of the Redemption Price for shares of the Preferred Stock will be made (1) on the Redemption Date, if book-entry transfer or physical delivery of the Preferred Stock has been made by or on the Redemption Date, or (2) if book-entry transfer or physical delivery of the Preferred Stock has not been made by or on the Redemption Date, at the time of such transfer or delivery.

(i)    If the Redemption Date falls after a Record Date and before the related Dividend Payment Date, holders of the shares of Preferred Stock at the close of business on that Record Date shall be entitled to receive the dividend payable on those shares on the corresponding Dividend Payment Date.

(j)    If fewer than all the Outstanding shares of Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot, on a pro rata basis, or any other method as may be determined by the Board of Directors to be fair and appropriate.

(k)   Upon surrender of a certificate or certificates representing shares of the Preferred Stock that is or are redeemed in part, the Corporation shall execute, and the Transfer Agent shall authenticate and deliver to the holder, a new certificate of certificates representing shares of the Preferred Stock in an amount equal to the unredeemed portion of the shares of Preferred Stock surrendered for partial redemption.

(l)    Notwithstanding the foregoing provisions of this Section 6, unless full cumulative dividends (whether or not declared) on all Outstanding shares of Preferred Stock and Parity Stock have been paid or set apart for payment for all Dividend Periods terminating on or before the Redemption Date, none of the shares of Preferred Stock shall be redeemed, and no sum shall be set aside for such redemption, unless pursuant to a purchase or exchange offer made on the same terms to all holders of Preferred Stock and any Parity Stock.

7.     Conversion.  (a) Right to Convert.  Each share of Preferred Stock shall be convertible, at any time, in accordance with, and subject to, this Section 7 into a number of fully paid and non-assessable shares of Common Stock equal to the Conversion Rate in effect at such time.  Notwithstanding the foregoing, if any shares of Preferred Stock are to be redeemed pursuant to Section 6, such conversion right shall cease and terminate, as to the shares of the Preferred Stock to be redeemed, at 5:00 p.m., New York City time, on the Business Day immediately preceding the Redemption Date, unless the Corporation shall default in the payment of the Redemption Price therefor, as provided herein.

(b)   Conversion Procedures.  (i) Conversion of shares of the Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation, at the principal office of the Corporation or at the office of the Conversion Agent as may be designated by the Board of Directors, of the certificate or certificates for such shares of the Preferred Stock to be converted accompanied by a complete and manually signed Notice of Conversion (as set forth in the form of Preferred Stock certificate attached hereto) along with (A) appropriate endorsements and transfer documents as required by the Registrar or Conversion Agent and (B) if required pursuant to Section 7(c), funds equal to the dividend payable on the next Dividend Payment Date. In case such Notice of Conversion shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of the Preferred Stock pursuant hereto.  The conversion of the Preferred Stock will be deemed to have been made as of the close of business on the date (the “Conversion Date”) such certificate or certificates have been surrendered and the receipt of such Notice of Conversion and payment of all required transfer taxes, if any (or the demonstration to the satisfaction of the Corporation that such taxes have been paid).  As promptly as practicable following the Conversion Date, the Corporation shall deliver or cause to be delivered (1) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of the Preferred Stock being converted (or such holder’s transferee) shall be entitled, and (2) if less than the full number of shares of the Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted.  As of the close of business on the Conversion Date, the rights of the holder of the Preferred Stock as to the shares being converted shall cease except for the right to receive shares of Common Stock and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

(ii)   Anything herein to the contrary notwithstanding, in the case of Global Preferred Shares, Notices of Conversion may be delivered to, and shares of the Preferred Stock representing beneficial interests in respect of such Global Preferred Shares may be surrendered for conversion in accordance with the applicable procedures of, the Depositary as in effect from time to time.

(c)   Dividend and Other Payments Upon Conversion. (i) If a holder of shares of Preferred Stock exercises conversion rights, such shares will cease to accumulate dividends as of the end of the day immediately preceding the Conversion Date.  On conversion of the Preferred Stock, except for conversion during the period from the close of business on any Record Date corresponding to a Dividend Payment Date to the close of business on the Business Day immediately preceding such Dividend Payment Date, in which case the holder on such Dividend Record Date shall receive the dividends payable on such Dividend Payment Date, accumulated and unpaid dividends on the converted share of Preferred Stock shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the holder thereof through delivery of the Common Stock (together with the cash payment, if any, in lieu of fractional shares) in exchange for the Preferred Stock being converted pursuant to the provisions hereof.  Shares of the Preferred Stock surrendered for conversion after the close of business on any Record Date for the payment of dividends declared and before the opening of business on the Dividend Payment Date corresponding to that Record Date must be accompanied by a payment to the Corporation in cash of an amount equal to the dividend payable in respect of those shares on such Dividend Payment Date; provided that a holder of shares of the Preferred Stock on a Record Date who converts such shares into shares of Common Stock on the corresponding Dividend Payment Date shall be entitled to receive the dividend payable on such shares of the Preferred Stock on such Dividend Payment Date, and such holder need not include payment to the Corporation of the amount of such dividend upon surrender of shares of the Preferred Stock for conversion.

(ii)   Notwithstanding the foregoing, if shares of the Preferred Stock are converted during the period between the close of business on any Record Date and the opening of business on the corresponding Dividend Payment Date and the Corporation has called such shares of the Preferred Stock for redemption during such period, or the Corporation has designated a Designated Event Redemption Date during such period, then, in each case, the holder who tenders such shares for conversion shall receive the dividend payable on such Dividend Payment Date and need not include payment of the amount of such dividend upon surrender of shares of the Preferred Stock for conversion.

(d)   Fractional Shares.  In connection with the conversion of any shares of the Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price of the Common Stock on the Conversion Date, rounded to the nearest whole cent.

(e)   Total Shares.  If more than one share of the Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion of those shares shall be computed on the basis of the total number of shares of the Preferred Stock so surrendered.

(f)    Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements; Listing of Common Stock.  The Corporation shall:

(i)    at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of the Preferred Stock such number of its authorized but unissued shares of Common Stock as shall from time to time be sufficient to permit the conversion of all Outstanding shares of the Preferred Stock;

(ii)   prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Preferred Stock, comply with all applicable federal and state laws and regulations that require action to be taken by the Corporation (including, without limitation, the registration or approval, if required, of any shares of Common Stock to be provided for the purpose of conversion of the Preferred Stock hereunder); and

(iii)  ensure that all shares of Common Stock delivered upon conversion of the Preferred Stock will, upon delivery, be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

8.     Make Whole Payment Upon the Occurrence of a Designated Event That is Also a Fundamental Change

(a)   General.  If a holder exercises its right pursuant to Section 7 hereof to convert its Preferred Stock upon the occurrence of a Designated Event that is also a Fundamental Change that occurs prior to February 1, 2015, then in the circumstances set forth in Section 8(b) hereof, such holder will be entitled to receive, in addition to a number of shares of Common Stock equal to the applicable Conversion Rate, an additional number of shares of Common Stock of the Corporation (the “Additional Shares”) upon conversion as set forth in Section 8(b).

(b)   Determination of Additional Shares.  The number of Additional Shares shall be determined for the Preferred Stock by reference to the table below, based on the date on which the corporate transaction becomes effective (the “Effective Date”) and the average of the Closing Sale Prices of Common Stock of the Corporation over the ten Trading Day period ending on the fifth Trading Day immediately preceding the Effective Date (the “Stock Price”).

(i)    The Stock Prices set forth in the first row of each table below (i.e., column headers) will be adjusted as of any date on which the Conversion Rate of the Preferred Stock is adjusted. The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the

Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares will be adjusted in the same manner as the Conversion Rate as set forth under Section 9.

(ii)   The following table sets forth the number of Additional Shares to be received per $25.00 Liquidation Preference per share of Preferred Stock:

Effective Date	Stock Price on the Effective Date
	$16.00	$17.50	$20.00	$22.50	$25.00	$30.00	$35.00	$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00	$115.00
January 26, 2005	0.3125	0.2685	0.2129	0.1725	0.1421	0.1002	0.0733	0.0548	0.0317	0.0186	0.0106	0.0057	0.0027	0.0011	0.0000
February 1, 2006	0.2898	0.2466	0.1926	0.1539	0.1253	0.0868	0.0627	0.0465	0.0266	0.0153	0.0085	0.0044	0.0020	0.0007	0.0000
February 1, 2007	0.2683	0.2251	0.1717	0.1343	0.1072	0.0720	0.0510	0.0373	0.0211	0.0120	0.0066	0.0033	0.0013	0.0003	0.0000
February 1, 2008	0.2475	0.2031	0.1488	0.1118	0.0859	0.0542	0.0370	0.0266	0.0149	0.0084	0.0045	0.0021	0.0007	0.0001	0.0000
February 1, 2009	0.2300	0.1823	0.1238	0.0848	0.0591	0.0316	0.0197	0.0138	0.0079	0.0045	0.0024	0.0010	0.0002	0.0000	0.0000
February 1, 2010	0.2233	0.1726	0.1057	0.0545	0.0140	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
February 1, 2011	0.2213	0.1709	0.1045	0.0538	0.0138	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
February 1, 2012	0.2203	0.1701	0.1040	0.0535	0.0137	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
February 1, 2013	0.2190	0.1689	0.1031	0.0530	0.0135	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
February 1, 2014	0.2187	0.1685	0.1028	0.0527	0.0134	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
February 1, 2015	0.2198	0.1694	0.1034	0.0531	0.0136	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(iii)  The exact Stock Prices and Effective Dates may not be set forth in the table above, in which case:

(A)  If the Stock Price is between two Stock Price amounts in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares will be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Price amounts and the two dates, as applicable, based on a 365-day year.

(B)   If the Stock Price is equal to or in excess of $115.00 per share (subject to adjustment), no Additional Shares will be issued upon conversion.

(C)   If the Stock Price is less than $16.00 per share (subject to adjustment), no Additional Shares will be issued upon conversion.

(iv)  Notwithstanding the foregoing, in no event will the total number of shares of Common Stock of the Corporation issuable upon conversion exceed 1.5625 per $25.00 Liquidation Preference per share of Preferred Stock, subject to adjustments in the same manner of the Conversion Rate as set forth under Section 9 below.

(v)   Notwithstanding the foregoing, in the case of a Public Acquirer Fundamental Change, the Corporation may, in lieu of increasing the Conversion Rate by Additional Shares as described in Section 8(b)(ii), elect to adjust the Conversion Rate and the related conversion obligation such that, from and after the Effective Date of such Public Acquirer Fundamental Change, holders of the Preferred Stock who elect to convert will be entitled to convert their Preferred Stock into a number of shares of Public Acquirer Common Stock that have been registered, or the resale of which will be registered, under the Securities Act, if required, by multiplying the Conversion Rate in effect immediately before the Public Acquirer Fundamental Change by a fraction,

(A)  the numerator of which will be (i) in the case of a consolidation, merger or binding share exchange, pursuant to which the Common Stock of the Corporation is converted into or exchanged for the right to receive cash, securities or other property, the value of all cash and any other consideration (as determined by the Board of Directors) paid or payable per share of Common Stock or (ii) in the case of any other Public Acquirer Fundamental Change, the average of the Closing Sale Price of Common Stock of the Corporation for the five consecutive Trading Days prior to but excluding the Effective Date of such Public Acquirer Fundamental Change; and

(B)   the denominator of which will be the average of the last Closing Sale Price of the Public Acquirer Common Stock for the five consecutive Trading Days commencing on the Trading Day next succeeding the effective date of such Public Acquirer Fundamental Change.

Upon the Corporation’s decision to adjust the Conversion Rate and related conversion obligation upon a Public Acquirer Fundamental Change, holders may convert their Preferred Stock at the adjusted Conversion Rate described in this Section 8(b)(v) but will not be entitled to the increased Conversion Rate as described in this Section 8.  The registered shares of Public Acquirer Common Stock, or the shares of Public Acquirer Common Stock registered for resale, as the case may be, shall be listed, or approved for listing subject only to the official notice of issuance, on a national securities exchange or the Nasdaq National Market.  Upon a Public Acquirer Fundamental Change, shares of Public Acquirer Common Stock shall be subject to the conversion adjustments in Section 9 hereof.

(vi)  In the event the Corporation elects to adjust the Conversion Rate as set forth in Section 8(b)(v), then the Corporation shall not enter into any transaction which would result in a Public Acquirer Fundamental Change unless, as a term of such transaction, the acquirer irrevocably commits itself to implement the provisions of Section 8(b)(v).

9.     Conversion Rate Adjustments.  The Conversion Rate shall be adjusted from time to time by the Corporation in accordance with the provisions of this Section 9.

(a)   If the Corporation shall hereafter pay a dividend or make a distribution (other than the Series B Common Stock Dividends) to all holders of the outstanding Common Stock in shares of Common Stock, the Conversion Rate in effect at the opening of business on the date following the Record Date shall be increased by multiplying such Conversion Rate by a fraction,

(i)    the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on such Record Date and the total number of shares of Common Stock constituting such dividend or other distribution; and

(ii)   the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date.

Such increase shall become effective immediately after the opening of business on the day following such Record Date.  If any dividend or distribution of the type described in this Section 9(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b)   If the Corporation shall issue rights or warrants to all holders of any class of Common Stock entitling them (for a period expiring within forty-five (45) days after the Record Date to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share (or having a conversion price per share) less than the Current Market Price on the Record Date, the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to such Record Date by a fraction,

(i)    the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date plus the total number of additional shares of Common Stock so offered for subscription or purchase (or into which the convertible securities so offered are convertible); and

(ii)   the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase (or the aggregate conversion price of the convertible securities so offered) would purchase at such Current Market Price.

Such adjustment shall become effective immediately after the opening of business on the day following such Record Date.  To the extent that shares of Common

Stock (or securities convertible into Common Stock) are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.  If such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such Record Date had not been fixed.  In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights or warrants and any amount payable on exercise or conversion thereof, the Fair Market Value of such consideration, if other than cash, to be determined by the Board of Directors, whose determination shall be conclusive.

(c)   If the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, in the event outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(d)   If the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of Capital Stock of the Corporation (other than any dividends or distributions to which Section 9(a) applies or the Series B Common Stock Dividends) or evidences of its indebtedness or assets (including securities, but excluding (i) any rights or warrants referred to in 9(b) or (ii) any dividend or distribution (x) paid exclusively in cash or (y) referred to in Section 9(a) or Section 9(g)) (any of the foregoing hereinafter referred to in this Section 9(d) as the “Distributed Property”), then, in each such case, the Conversion Rate shall be adjusted so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect on the Record Date with respect to such distribution by a fraction,

(iii)  the numerator of which shall be the Current Market Price on such Record Date; and

(iv)  the denominator of which shall be the Current Market Price on such Record Date less the Fair Market Value (as determined by the Board of Directors, whose determination shall be conclusive, and described in a resolution of the Board of Directors) on such Record Date of the portion of the Distributed Property applicable to one share of Common Stock (determined on the basis of the number of shares of the Common Stock outstanding on such Record Date).

Such adjustment shall become effective immediately prior to the opening of business on the day following such Record Date; provided that if the then Fair Market Value (as so determined by the Board of Directors) of the portion of the Distributed Property applicable to one share of Common Stock is equal to or greater than the Current Market Price on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Preferred Stock shall have the right to receive upon conversion the amount of Distributed Property such holder would have received had such holder converted each share of its Preferred Stock on the Record Date.  To the extent that any of the Distributed Property is not distributed, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustment made been made on the basis of only the Distributed Property actually distributed.  If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.  If the Board of Directors determines the Fair Market Value of any distribution for purposes of this Section 9(d) by reference to the trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price on the applicable Record Date.

Rights or warrants (including rights under any Rights Plan) distributed by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this 9(d) (and no adjustment to the Conversion Rate under this 9(d) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this 9(d).  If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Certificate, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 9(d) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the

Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise thereof, the Conversion Rate shall be readjusted as if such expired or terminated rights and warrants had not been issued.

For purposes of this Section 9(d), Section 9(a) and Section 9(b), any dividend or distribution to which this Section 9(d) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of Capital Stock other than such shares of Common Stock or rights or warrants, as to which any Conversion Rate adjustment required by this Section 9(d) with respect to such dividend or distribution shall then be made, immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants, as to which any further Conversion Rate adjustment required by Sections 9(a) and 9(b) with respect to such dividend or distribution shall then be made, except any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on such Record Date” within the meaning of Sections 9(a) and 9(b).

(e)   If the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock cash (other than the Series B Common Stock Dividend), excluding (i) any dividend or distribution in connection with the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, (ii) any quarterly cash dividend on its Common Stock to the extent that the aggregate amount of cash distributions per share of Common Stock in any quarter does not exceed $0.03 (the “Dividend Threshold Amount”), then, in such case, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on such Record Date by a fraction,

(i)    the numerator of which shall be the Current Market Price on such Record Date less the Dividend Threshold Amount (as such Dividend Threshold Amount may be adjusted pursuant to this Section 9(e)); and

(ii)   the denominator of which shall be the Current Market Price on such Record Date less the amount of cash so distributed applicable to one share of Common Stock.

Such adjustment shall be effective immediately prior to the opening of business on the day following the Record Date; provided that if the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Preferred Stock shall have the right to receive upon conversion the amount of cash such holder would have received had such holder converted each share of Preferred Stock on the Record Date.  To the extent that such dividend or distribution is not made, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustment made been made on the basis of only the dividend or distribution actually made.  If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If an adjustment is required to be made as set forth in this Section 9(e) as a result of a distribution that is not a quarterly dividend, the Dividend Threshold Amount shall be deemed to be zero for purposes of calculating the adjustment to the Conversion Rate under this Section 9(e).  The Dividend Threshold Amount shall be adjusted inversely proportional to the adjustments to the Conversion Rate made pursuant to Sections 9(a), (b), (c), (d), (f) and (g) hereof.

(f)    If a tender or exchange offer made by the Corporation or any Subsidiary for all or any portion of the Common Stock shall require the payment to stockholders of consideration per share of Common Stock having a Fair Market Value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) that, as of the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer, exceeds the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the Expiration Time by a fraction,

(i)    the numerator of which shall be the sum of (x) the Fair Market Value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time; and

(ii)   the denominator of which shall be the number of shares of Common Stock outstanding (including any Purchased Shares) at the Expiration Time multiplied by the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time.

Such adjustment shall become effective immediately prior to the opening of business on the day following the Expiration Time.  In the event that the Corporation or any such Subsidiary, as the case may be, is obligated to purchase shares pursuant to any such tender or exchange offer, but the Corporation or any such Subsidiary, as the case may be, is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made.

(g)   If the Corporation pays a dividend or makes a distribution to all holders of its Common Stock consisting of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation, unless the Corporation distributes such Capital Stock or equity interests to holders of the Preferred Stock in such distribution on the same basis as they would have received had such holders converted their shares of Preferred Stock into shares of Common Stock immediately prior to such distributions, the Conversion Rate shall be increased so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect on the Record Date with respect to such distribution by a fraction,

(i)    the numerator of which shall be the sum of (A) the average of the Closing Sale Prices of the Common Stock for the ten (10) Trading Days commencing on and including the fifth Trading Day after the date on which “ex-dividend trading” commences for such dividend or distribution on The New York Stock Exchange or such other national or regional exchange or market on which such securities are then listed or quoted (the “Ex-Dividend Date”) plus (B) the fair market value of the securities distributed in respect of each share of Common Stock, which shall equal the number of securities distributed in respect of each share of Common Stock multiplied by the average of the Closing Sale Prices of those distributed securities for the ten (10) Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date; and

(ii)   the denominator of which shall be the average of the Closing Sale Prices of the Common Stock for the ten (10) Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date.

Such adjustment shall become effective immediately prior to the opening of business on the day following the fifteenth Trading Day after the Ex-Dividend Date.

(h)   To the fullest extent permitted by law, the Corporation may make such increases in the Conversion Rate in addition to those required by this Section 9 as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.  To the fullest extent permitted by applicable law, the Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 days and the increase is irrevocable during the period and the Board of Directors determines in good faith that such increase would be in the best interest of the Corporation, which determination shall be conclusive.  Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall mail to each holder of the Preferred Stock at the address of such holder as it appears in the stock register a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(i)    No adjustment in the Conversion Rate (other than any adjustment pursuant to Section 9(e) above) shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Rate then in effect; provided, however, that any adjustments that by reason of this Section 9(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.  All calculations under this Section 9 shall be made by the Corporation and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be.  No adjustment need be made for rights to purchase Common Stock pursuant to a Corporation plan for reinvestment of dividends or interest or, except as set forth in this Section 9, for any issuance of Common Stock or securities convertible, exercisable or exchangeable into Common Stock.  To the extent the Preferred Stock becomes convertible into cash, assets, property or securities (other than Capital Stock of the Corporation), subject to Section 10, no adjustment need be made thereafter to the Conversion Rate.  Interest will not accrue on any cash into which the Preferred Stock may be convertible.

(j)    Whenever the Conversion Rate is adjusted as herein provided (except for adjustments pursuant to Section 9(e) hereof that in the aggregate are less than 1%), the Corporation shall promptly file with the Conversion Agent an Officer’s certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.  Unless and until a responsible officer of the Conversion Agent shall have received such Officer’s certificate, the Conversion Agent shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect.  Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each holder of Preferred Stock at its last address appearing in the stock register within twenty (20) days after execution thereof.  Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(k)   For purposes of this Section 9, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation, unless such treasury shares participate in any distribution or dividend that requires an adjustment pursuant to this Section 9, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

10.   Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege.  (a) If any of the following events occur, namely (i) any reclassification or change of the outstanding shares of Common Stock (other than a subdivision or combination to which Section 9(c) applies), (ii) any consolidation, merger or combination of the Corporation with another Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of all or substantially all of the properties and assets of the Corporation to any other Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then each share of Preferred Stock outstanding immediately prior to such transaction shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of a number of shares of Common Stock issuable upon conversion of such Preferred Stock (assuming, for such purposes, a sufficient number of authorized shares of Common Stock are available to convert all such Preferred Stock) immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming such holder of Common Stock did not exercise his rights of election, if any, as to the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance (provided that, if the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purposes of this Section 10 the kind and amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares).

(b)   The Corporation shall cause notice of the application of this Section 10 to be delivered to each holder of the Preferred Stock at the address of such holder as it appears in the stock register within twenty (20) days after the occurrence of any of the events specified in Section 10(a) and shall issue a press release containing such information and publish such information on its web site on the World Wide Web.  Failure to deliver such notice shall not affect the legality or validity of any conversion right pursuant to this Section 10.

(c)   The above provisions of this Section 10 shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances, and the provisions of Section 9 shall apply to any shares of Capital Stock received by the holders of Common Stock in any such reclassification, change, consolidation, merger, combination, sale or conveyance; provided that if this Section 10 applies to any event or occurrence, Section 9 shall not apply to such event or occurrence.

11.   Rights Issued in Respect of Common Stock Issued Upon Conversion.  Each share of Common Stock issued upon conversion of the Preferred Stock shall be entitled to receive the appropriate number of common stock or preferred stock purchase rights, as the case may be, including without limitation, the rights under the Rights Plan (collectively, the “Rights”), if any, that shares of Common Stock are entitled to receive and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any shareholder rights agreement adopted by the Corporation, as the same may be amended from time to time (in each case, a “Rights Plan”). Provided that such Rights Plan requires that each share of Common Stock issued upon conversion of the Preferred Stock at any time prior to the distribution of separate certificates representing the Rights be entitled to receive such Rights, then, notwithstanding anything else to the contrary in this Certificate, there shall not be any adjustment to the conversion privilege or Conversion Rate as a result of the issuance of Rights, but an adjustment to the Conversion Rate shall be made pursuant to Section 9(d) upon the separation of the Rights from the Common Stock.

12.   Designated Event that Requires the Corporation to Redeem Shares of Preferred Stock at the Option of the Holder.

(a)   Redemption Right.  Subject to legally available funds, if there shall occur a Designated Event, shares of Preferred Stock that remain outstanding after a Designated Event shall be redeemed, subject to satisfaction by or on behalf of any holder of the requirements set forth in Section 12(c), by the Corporation at the option of the holders thereof as of the date specified by the Corporation (the “Designated Event Redemption Date”) that is not more than 30 calendar days (or the next succeeding business day if such 30th calendar day is not a business day) after the mailing of written notice of the Designated Event pursuant to 12(b) below.  The Redemption Price shall be paid, subject to legally available funds, at the option of the Corporation, in cash, shares of Common Stock, or any combination thereof; provided that if upon a Designated Event, the Corporation is prohibited from paying the Redemption Price in cash under the terms of any indebtedness of the Corporation or by applicable law, the Corporation shall, if permitted under the terms of such indebtedness and under applicable laws, elect to pay the Redemption Price in shares of Common Stock; provided further that the Corporation shall not be permitted to pay all or any portion of the Redemption Price in shares of Common Stock unless:

(i)    the Corporation shall have given timely notice pursuant to Section 12(b) hereof of its intention to redeem all or a specified percentage of the Preferred Stock with shares of Common Stock as provided herein; and

(ii)   the Corporation shall have registered such shares of Common Stock under the Securities Act, if required.

If the foregoing conditions to pay the Redemption Price in shares of Common Stock are not satisfied with respect to any holder or holders of Preferred Stock prior to the close of business on the Designated Event Redemption Date and the Corporation has elected to redeem the Preferred Stock pursuant to this Section 12 through the issuance of shares of Common Stock, then, notwithstanding any election by the Corporation to the contrary, the Corporation shall pay, subject to legally available funds, the entire Redemption Price of the Preferred Stock of such holder or holders entirely in cash.  Except as provided in the preceding sentence, the Corporation may not change the form of consideration to be paid for the Preferred Stock after the mailing of written notice of the Designated Event pursuant to Section 12(b) below.

(b)   Notice to Holders. Within 15 days after the occurrence of a Designated Event, the Corporation shall mail a written notice of the Designated Event to each holder at the address of such holder as it appears in the stock register and to beneficial owners (as required by applicable law), issue a press release containing such notice and publish such notice on its web site on the World Wide Web.  The Corporation shall also deliver a copy of the notice to the Transfer Agent.  The notice shall include the form of a Designated Event Redemption Notice (as defined in Section 12(c) below) to be completed by the holder and shall state:

(i)    the date of such Designated Event and, briefly, the events causing such Designated Event;

(ii)   the date by which the Designated Event Redemption Notice pursuant to this Section 12 must be given;

(iii)  the Designated Event Redemption Date;

(iv)  the Redemption Price that will be payable with respect to the shares of Preferred Stock that remain outstanding after such Designated Event as of the Designated Event Redemption Date, and whether such Redemption Price will be paid in cash, shares of Common Stock, or, if a combination thereof, the percentages of the Redemption Price the Corporation will pay in cash and in shares of Common Stock;

(v)   the name and address of each Paying Agent and Conversion Agent;

(vi)  the Conversion Rate and any adjustments thereto;

(vii) that Preferred Stock that remains outstanding after such Designated Event as to which a Designated Event Redemption Notice has been given may be converted into Common Stock pursuant to this

Certificate only to the extent that the Designated Event Redemption Notice has been withdrawn in accordance with the terms of this Certificate;

(viii)  the procedures that the holder of Preferred Stock must follow to exercise rights under this Section 12; and

(ix)   the procedures for withdrawing a Designated Event Redemption Notice, including a form of notice of withdrawal.

If any of the Preferred Stock that remains outstanding after such Designated Event is in the form of Global Preferred Shares, then the Corporation shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to the redemption of Global Preferred Shares.

(c)   Conditions to Redemption. (i) Subject to legally available funds, a holder of shares of Preferred Stock that remain outstanding after a Designated Event may exercise its rights specified in Section 12(a) upon delivery of a written notice (which shall be in substantially the form included as Exhibit B to this Certificate and which may be delivered by letter, overnight courier, hand delivery, facsimile transmission or in any other written form and, in the case of Global Preferred Shares, may be delivered electronically or by other means in accordance with the Depositary’s customary procedures) of the exercise of such rights (a “Designated Event Redemption Notice”) to the Transfer Agent at any time prior to the close of business on the Business Day immediately before the Designated Event Redemption Date.  The Designated Event Redemption Notice must specify (A) if certificated shares of Preferred Stock have been issued, the certificate numbers for such shares in respect of which such notice is being submitted, or if not, such information as may be required by the Depositary, (B) the number of shares of Preferred Stock, with respect to which such notice is being submitted; and (C) that the Corporation shall redeem such Preferred Stock in accordance with the applicable provisions of this Certificate and the Second Amended and Restated Certificate of Incorporation  The Transfer Agent shall promptly notify the Corporation of the receipt of any Designated Event Redemption Notice.

(ii)   The delivery of such shares of Preferred Stock to be redeemed by the Corporation to the Transfer Agent (together with all necessary endorsements) at the office of the Transfer Agent, or the book-entry transfer of such shares, shall be a condition to the receipt by the holder of the Redemption Price.

(iii)  Any redemption by the Corporation contemplated pursuant to the provisions of this Section 12(c) shall be consummated by the delivery of the consideration to be received by the holder promptly following the later of the Designated Event Redemption Date and the time of delivery of such share of Preferred Stock to the Transfer Agent in accordance with this Section 12(c).

(d)   Withdrawal of Designated Event Redemption Notice.  Notwithstanding anything herein to the contrary, any holder of Preferred Stock that remains outstanding after a Designated Event delivering to the Transfer Agent the Designated Event Redemption Notice shall have the right to withdraw such Designated Event Redemption Notice in whole or in part at any time prior to the close of business on the Business Day before the Designated Event Redemption Date by delivery of a written notice of withdrawal to the Transfer Agent specifying:

(i)    if certificated shares of Preferred Stock have been issued, the certificate numbers for such shares in respect of which such notice of withdrawal is being submitted, or if not, such information as may be required by the Depositary;

(ii)   the number of shares of Preferred Stock, with respect to which such notice of withdrawal is being submitted; and

(iii)  the number of shares of Preferred Stock, if any, that remain subject to the original Designated Event Redemption Notice and that have been or will be delivered for redemption by the Corporation.

The Transfer Agent shall promptly notify the Corporation of the receipt of any written notice of withdrawal of a Designated Event Redemption Notice.  The Transfer Agent will promptly return to the respective holders thereof any shares of Preferred Stock with respect to which a Designated Event Redemption Notice has been withdrawn in compliance with this Certificate.

(e)   Global Preferred Shares.  Anything herein to the contrary notwithstanding, in the case of Global Preferred Shares, any Designated Event Redemption Notice may be delivered or withdrawn, and the shares of Preferred Stock that remain outstanding after a Designated Event in respect of such Global Preferred Shares may be surrendered or delivered for redemption, in accordance with the applicable procedures of the Depositary as in effect from time to time.

(f)    Effect of Designated Event Redemption Notice.  Upon receipt by the Transfer Agent of the Designated Event Redemption Notice, the holder of the shares of Preferred Stock in respect of which such Designated Event Redemption Notice was given shall (unless such Designated Event Redemption Notice is withdrawn as specified above) thereafter be entitled, subject to legally available funds, to receive the Redemption Price with respect to such shares of Preferred Stock, subject to 12(c) hereof.  Such Redemption Price shall be paid, subject to legally available funds, to such holder promptly on the later of (a) the Designated Event Redemption Date with respect to such shares of Preferred Stock or (b) the time of delivery or book-entry transfer of such shares of Preferred Stock to the Transfer Agent by the holder thereof in the manner required by this Section 12.  Shares of Preferred Stock in respect of which a Designated Event Redemption Notice has been given by the holder thereof may not be converted into Common

Stock on or after the date of the delivery of such Designated Event Redemption Notice unless such Designated Event Redemption Notice has first been validly withdrawn as specified in Section 12(d) above.

(g)   Payment of Redemption Price in Common Stock.  Payment of the specified portion of the Redemption Price in shares of Common Stock pursuant to Section 12(a) hereof shall be made by the issuance of a number of shares of Common Stock equal to the quotient obtained by dividing (i) the portion of the Redemption Price, as the case may be, to be paid in shares of Common Stock by (ii) 97.5% of the average of the Closing Sale Prices of the Common Stock for the ten Trading Days immediately preceding and including the fifth Trading Day prior to the Designated Event Redemption Date (appropriately adjusted to take into account the occurrence during such period of any event described in Section 9); provided that in no event will the Corporation be required to deliver more than 240,000,000 shares of Common Stock in satisfaction of the Redemption Price, subject to the adjustments set forth in Section 9.  The Corporation will not issue fractional shares of Common Stock in payment of the Redemption Price. Instead, the Corporation will pay cash based on the Closing Sale Price for all fractional shares on the Designated Event Redemption Date. If a holder of Preferred Stock that remains outstanding after a Designated Event elects to have more than one share of Preferred Stock redeemed, the number of shares of Common Stock to be received by such holder shall be based on the aggregate number of shares of Preferred Stock to be redeemed.  Upon determination of the actual number of shares of Common Stock to be issued upon redemption of Preferred Stock, the Corporation shall be required to disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on the Corporation’s web site or through such other public medium as the Corporation may use at that time.

(h)   Deposit of Redemption Price.  Prior to 11:00 a.m. (New York City time) on the Designated Event Redemption Date, the Corporation shall, subject to legally available funds, deposit with the Paying Agent an amount of cash (in immediately available funds if deposited on such Business Day), Common Stock, or combination of cash and Common Stock, as applicable, sufficient to pay the aggregate Redemption Price of all shares of Preferred Stock that remain outstanding after a Designated Event or portions thereof which are to be redeemed as of the Designated Event Redemption Date. The manner in which the deposit required by this Section 12(h) is made by the Corporation shall be at the option of the Corporation, provided, however, that such deposit shall be made in a manner such that the Paying Agent shall have immediately available funds on the Designated Event Redemption Date.  If the Paying Agent holds, on the Business Day following the Designated Event Redemption Date, cash, Common Stock or cash and Common Stock, as applicable, sufficient to pay the Redemption Price of any share of Preferred Stock for which a Designated Event Redemption Notice has been tendered and not withdrawn in accordance with this Section 12(d), then, immediately after such Designated Event Redemption Date, such share of

Preferred Stock (whether or not book-entry transfer of the shares of Preferred Stock is made or whether or not the certificates representing the shares of Preferred Stock are delivered to the Transfer Agent) will cease to be Outstanding, dividends will cease to accrue and all other rights of the holder in respect thereof shall terminate (other than the right to receive the Redemption Price as aforesaid). The Corporation shall publicly announce the number of shares of Preferred Stock redeemed as a result of such Designated Event on or as soon as practicable after the Designated Event Redemption Date.

(i)    Preferred Stock Redeemed  in Part.  Upon surrender of a certificate or certificates representing shares of the Preferred Stock that remain outstanding after a Designated Event that is or are redeemed in part, the Corporation shall execute, and the Transfer Agent shall authenticate and deliver to the holder, a new certificate or certificates representing shares of the Preferred Stock in an amount equal to the unredeemed portion of the shares of Preferred Stock surrendered for partial redemption.

(j)    Repayment to the Corporation.  The Paying Agent shall return to the Corporation any cash or Common Stock that remains unclaimed for two years, subject to applicable unclaimed property law, together with interest, if any, thereon held by the Paying Agent for the payment of the Redemption Price; provided, however, that to the extent that the aggregate amount of cash deposited by the Corporation pursuant to this Section 12 exceeds the aggregate Redemption Price of the Preferred Stock or portions thereof which the Corporation is obligated to redeem as of the Designated Event Redemption Date, then on the Business Day following the Designated Event Redemption Date, the Paying Agent shall return any such excess to the Corporation. Thereafter, any holder entitled to payment must look to the Corporation for payment as general creditors, unless an applicable abandoned property law designates another Person.

(k)   Ranking.  In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of the Preferred Stock shall, following the exercise of their option pursuant to Section 12(a) hereof, not have any preference over the holders of the shares of the Common Stock with respect to the Corporation’s redemption obligations set forth in Section 12(a) hereof.

(l)    Compliance with Laws.  The Corporation will comply with all the applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act, if required, in connection with any offer by the Corporation to redeem the Preferred Stock and to the extent necessary to comply therewith, the time periods specified herein shall be extended accordingly.

13.   Voting Rights.

(a)   The holders of record of shares of the Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 13, as otherwise provided in the Second Amended and Restated Certificate of Incorporation, or as otherwise provided by law.

(b)   The affirmative vote of holders of at least two-thirds of the outstanding shares of the Preferred Stock and all other Parity Stock with like voting rights, voting as a single class, in person or by proxy, at an annual meeting of the Corporation’s stockholders or at a special meeting called for the purpose, or by written consent in lieu of such a meeting, shall be required to alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of the Second Amended and Restated Certificate of Incorporation or this Certificate if the amendment would amend, alter or affect the powers, preferences or rights of the Preferred Stock, so as to adversely affect the holders thereof, including, without limitation, the creation of, or increase in the authorized number of, shares of any class or series of Senior Stock; provided however, that any increase in the amount of the authorized Common Stock or currently authorized Preferred Stock or the creation and issuance of  any class or series of Common Stock, other Junior Stock or Parity Stock will not be deemed to adversely affect such powers, preferences or rights.

(c)   If at any time (1) dividends on any shares of Preferred Stock or any other class or series of Parity Stock having like voting rights shall be in arrears for Dividend Periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or (2) the Corporation shall have failed to pay the Redemption Price when due (whether the redemption is pursuant to an Optional Redemption or the redemption is in connection with a Designated Event ) then, the total number of directors constituting the entire Board of Directors shall automatically be increased by two, and, in each case, the holders of shares of Preferred Stock (voting separately as a class with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable) will be entitled to elect two of the authorized number of the Corporation’s directors (each, a “Preferred Stock Director”) at the next annual meeting of stockholders (or at a special meeting of the Corporation’s stockholders called for such purpose, whichever is earlier) and each subsequent meeting until the Redemption Price or all dividends accumulated on the Preferred Stock have been fully paid or set aside for payment. The Preferred Stock Directors shall not be divided into the classes of the Board and the term of office of all such Preferred Stock Directors shall terminate immediately upon the termination of the right of the holders of Preferred Stock and such Parity Stock to vote for directors and upon such termination the total number of directors constituting the entire Board will be automatically reduced by two.  Each holder of shares of the Preferred Stock will have one vote for each share of Preferred Stock held.  At any time after voting power to elect directors shall have become vested and be continuing in the holders of the Preferred Stock pursuant to this Section 13(c), or if a vacancy shall exist in the office of any Preferred Stock Director, the Board of Directors may, and upon written request of the holders of record of at least 25% of the Outstanding Preferred Stock addressed to the Chairman of the Board of the Corporation shall, call a special meeting of the holders of the Preferred Stock (voting separately as a class with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable) for the purpose of electing the Preferred Stock Director that such holders are entitled to elect.  At any meeting held for the purpose of electing a Preferred Stock Director, the presence in person or by proxy of the holders of at least a majority of the Outstanding Preferred Stock shall be required to constitute a quorum of such Preferred Stock.  Any vacancy occurring in the office of a Preferred Stock Director may be filled by the remaining Preferred Stock Director unless and until such vacancy shall be filled by the holders of the Preferred Stock and all other Parity Stock having like voting rights, as provided above.

14.   Transfer Agent and Registrar.  The duly appointed Transfer Agent (the “Transfer Agent”) or Registrar (the “Registrar”) for the Preferred Stock shall be Equiserve Trust Company, N.A.  The Corporation may, in its sole discretion, remove the Transfer Agent and Registrar in accordance with the agreement between the Corporation and the Transfer Agent and Registrar; provided that the Corporation shall appoint a successor transfer agent and registrar who shall accept such appointment prior to the effectiveness of such removal.

15.   Currency.  All shares of Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency.  All references herein to “$”or “dollars” refer to U.S. currency.

16.   Form.  (a) The Preferred Stock shall be issued in the form of one or more permanent global shares of Preferred Stock (each, a “Global Preferred Share”) in definitive, fully registered form with the global legend (the “Global Shares Legend”) each as set forth on the form of Preferred Stock certificate attached hereto as Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate.  The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation).  The Global Preferred Shares shall be deposited on behalf of the holders of the Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided.  This Section 16(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary.  The Corporation shall execute and the Registrar shall, in accordance with this Section 16, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the

Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate, with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Preferred Stock, unless (x) DTC is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for DTC within 90 days, (y) DTC ceases to be a “clearing agency” registered under the Exchange Act or (z) the Corporation decides to discontinue the use of book-entry transfer through DTC (or any successor Depositary).  In any such case, the Global Preferred Shares shall be exchanged in whole for certificated shares of Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference (unless the Corporation determines otherwise in accordance with applicable law).  Certificated shares of Preferred Stock shall be registered in the name or names of the Person or Person specified by DTC in a written instrument to the Registrar.

(b)   (i)  Authorized Officers shall sign the Global Preferred Shares for the Corporation, in accordance with the Corporation’s bylaws and applicable law, by manual or facsimile signature.

(ii)   If the Officers whose signatures are on a Global Preferred Share no longer hold that office at the time the Transfer Agent authenticates the Global Preferred Share, the Global Preferred Share shall be valid nevertheless.

(iii)  A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Global Preferred Share.  The signature shall be conclusive evidence that such Global Preferred Share has been authenticated under this Certificate.  Each Global Preferred Share shall be dated the date of its authentication.

17.   Registration; Transfer.

(a)   Notwithstanding any provision to the contrary herein, so long as a Global Preferred Share remains outstanding and is held by or on behalf of the Depositary, transfers of a Global Preferred Share, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with this Section 17.

(b)   Transfers of a Global Preferred Share shall be limited to transfers of such Global Preferred Share in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

18.   Paying Agent and Conversion Agent.

(a)   The Corporation shall maintain in the Borough of Manhattan, City of New York, State of New York (i) an office or agency where Preferred Stock may be presented for payment (the “Paying Agent”) and (ii) an office or agency where Preferred Stock may be presented for conversion (the “Conversion Agent”).  The Transfer Agent shall act as Paying Agent and Conversion Agent, unless another Paying Agent or Conversion Agent is appointed by the Corporation. The Corporation may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Corporation may change any Paying Agent or Conversion Agent without prior notice to any holder. The Corporation shall notify the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Corporation. If the Corporation fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Registrar shall act as such. The Corporation or any of its Affiliates may act as Paying Agent, Registrar or Conversion Agent. The Registrar shall record any exchanges, increases or decreases in the Preferred Stock on Schedule A attached hereto.

(b)   Payments due on the Preferred Stock shall be payable at the office or agency of the Corporation maintained for such purpose in The City of New York and at any other office or agency maintained by the Corporation for such purpose. Payments shall be payable by United States dollar check drawn on, or wire transfer (provided, that appropriate wire instructions have been received by the Registrar at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the holder with, a bank located in New York City; provided that at the option of the Corporation, payment of dividends may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Preferred Stock register.  Notwithstanding the foregoing, payments due in respect of beneficial interests in the Global Preferred Shares shall be payable by wire transfer of immediately available funds in accordance with the procedures of the Depositary.

19.   Headings.  The headings of the Sections of this Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, Celanese Corporation has caused this Certificate of Designations to be signed and attested by the undersigned this day of January 25, 2005.

CELANESE CORPORATION

			By:	/s/ David N. Weidman
				Name:	David N. Weidman
				Title:	Chief Executive Officer and President

			By:	/s/ Corliss J. Nelson
				Name:	Corliss J. Nelson
				Title:	Chief Financial Officer
ATTEST:

By:	/s/ Andreas Pohlmann
	Name:	Andreas Pohlmann
	Title:	Chief Administrative Officer and Secretary

EXHIBIT A

FORM OF 4.25% CONVERTIBLE PERPETUAL PREFERRED STOCK

Number: ___	____________ Shares

CUSIP NO.:

4.25% Convertible Perpetual Preferred Stock

(par value $0.01 per share)

(liquidation preference $25.00 per share)

OF

CELANESE CORPORATION

FACE OF SECURITY

[GLOBAL SHARES LEGEND] [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO BELOW.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]

CELANESE CORPORATION, a Delaware corporation (the “Corporation”), hereby certifies that Cede & Co. or registered assigns (the “Holder”) is the registered owner of fully paid and non-assessable shares of preferred stock of the Corporation designated the “4.25% Convertible Perpetual Preferred Stock,” par value $0.01 per share and liquidation preference $25.00 per share (the “Preferred Stock”).  The shares of Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer.  The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations of the Corporation dated January 24, 2005, as the same may be amended from time to time in accordance with its terms (the “Certificate of Designations”).  Capitalized terms used herein but not defined shall have the respective meanings given them in the Certificate of Designations.  The Corporation will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, the shares of Preferred Stock evidenced hereby shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Celanese Corporation has executed this certificate as of the date set forth below.

CELANESE CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Dated:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the certificates representing shares of Preferred Stock referred to in the within mentioned Certificate of Designations.

as Transfer Agent
By:
Name:
Title: Authorized Signatory

Dated: ____________________

REVERSE OF SECURITY

CELANESE CORPORATION

4.25% Convertible Perpetual Preferred Stock

Dividends on each share of 4.25% Convertible Perpetual Preferred Stock shall be payable in cash at a rate per annum set forth on the face hereof or as provided in the Certificate of Designations.

The shares of 4.25% Convertible Perpetual Preferred Stock shall be redeemable as provided in the Certificate of Designations.  The shares of 4.25% Convertible Perpetual Preferred Stock shall be convertible into the Corporation’s Series A Common Stock in the manner and according to the terms set forth in the Certificate of Designations.  Upon a Designated Event, holders of shares of 4.25% Convertible Perpetual Preferred Stock that remain outstanding after the Designated Event will have the right to require the Corporation to redeem such shares in the manner and according to the terms set forth in the Certificate of Designations.

As required under Delaware law, the Corporation shall furnish to any Holder upon request and without charge, a full summary statement of the designations, voting rights preferences, limitations and special rights of the shares of each class or series authorized to be issued by the Corporation so far as they have been fixed and determined.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of 4.25% Convertible Perpetual Preferred Stock evidenced hereby to:

________________________________________________________________

________________________________________________________________

(Insert assignee’s social security or tax identification number)

________________________________________________________________

(Insert address and zip code of assignee)

________________________________________________________________

________________________________________________________________

and irrevocably appoints:

________________________________________________________________

agent to transfer the shares of 4.25% Convertible Perpetual Preferred Stock evidenced hereby on the books of the Transfer Agent and Registrar.  The agent may substitute another to act for him or her.

Date:  __________________

Signature:  ______________________

(Sign exactly as your name appears on the other side of this      % Convertible Perpetual Preferred Stock)

Signature Guarantee: _____________________1

1   Signature must be guaranteed by an “eligible guarantor institution” (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

NOTICE OF CONVERSION

(To be Executed by the Registered Holder
in order to Convert the 4.25% Convertible Perpetual Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) _______ shares of 4.25% Convertible Perpetual Preferred Stock (the “Preferred Stock”), represented by stock certificate No(s). __ (the “Preferred Stock Certificates”) into shares of Series A common stock, par value $.0001 per share (“Common Stock”), of Celanese Corporation (the “Corporation”) according to the conditions of the Certificate of Designations establishing the terms of the Preferred Stock (the “Certificate of Designations”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933 (the “Act”) or pursuant to an exemption from registration under the Act.

The Corporation is not required to issue shares of Common Stock until the original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent. The Corporation shall issue and deliver shares of Common Stock to an overnight courier as promptly as practicable following receipt of the original Preferred Stock Certificate(s) to be converted.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

                Date of Conversion:  __________________________________________

                Applicable Conversion Rate:  __________________________________

                Number of shares of 4.25% Convertible Perpetual Preferred Stock to be Converted:  __________________________

                Number of shares of Common Stock to be Issued:  __________________

                Signature:  __________________________________________________

                Name:  _____________________________________________________

                Address:2  __________________________________________________

                Fax No.:  ___________________________________________________

2 Address where shares of Common Stock and any other payments or certificates shall be sent by the Corporation.

SCHEDULE A

SCHEDULE OF EXCHANGES FOR GLOBAL SECURITY

The initial number of shares of 4.25% Convertible Perpetual Preferred Stock represented by this Global Preferred Share shall be _______.  The following exchanges of a part of this Global Preferred Share have been made:

Date of Exchange	Amount of decrease in number of shares represented by this Global Preferred Share	Amount of increase in number of shares represented by this Global Preferred Share	Number of shares represented by this Global Preferred Share following such decrease or increase	Signature of authorized officer of Registrar

EXHIBIT B

FORM OF NOTICE OF ELECTION OF REDEMPTION
UPON A DESIGNATED EVENT

Equiserve Trust Company, N.A., as Transfer Agent

25 Royall St.

Canton, MA 02021

Attn: Carole A. McHugh

Re:          Celanese Corporation

                4.25% Convertible Perpetual Preferred Stock

                (the “Preferred Stock”)

The undersigned hereby irrevocably acknowledges receipt of a notice from Celanese Corporation (the “Corporation”) as to the occurrence of a Designated Event with respect to the Corporation and requests and instructs the Corporation to redeem _____ shares of Preferred Stock in accordance with the terms of the Certificate of Designations at the Redemption Price.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto pursuant to the Certificate of Designations.

Dated: _____________

___________________

___________________

Signature(s)

NOTICE: The above signatures of the holder(s) hereof must correspond with the name as written upon the face of the Security in every particular without alteration or enlargement or any change whatever.

Aggregate Liquidation Preference to be redeemed (if less than all):

____________________________

____________________________

Social Security or Other Taxpayer Identification Number